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                                                           Exhibits 5.1 and 23.1

      [Letterhead of Leonard, Street and Deinard Professional Association]

December 26, 2006                                           Stephen M. Quinlivan
                                                                    612-335-7076

G&K Services, Inc.
5995 Opus Parkway
Minnetonka, Minnesota 55343

Re: 2006 Equity Incentive Plan

Ladies and Gentlemen:

     In connection with the proposed issuance of up to 2,000,000 shares of Class A Common Stock, par value $0.50 (the "Shares"), of G&K Services, Inc., a Minnesota corporation (the "Company"), to be issued pursuant to the Company's 2006 Equity Incentive Plan (the "Plan") to be registered under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Shares have been duly authorized by the Company and when duly executed, paid for and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

LEONARD, STREET AND DEINARD
PROFESSIONAL ASSOCIATION


By /s/ Stephen M. Quinlivan
   ----------------------------------
   Stephen M. Quinlivan